FOR IMMEDIATE RELEASE

CONTACT:       Randall Wichinski, Chief Financial Officer
               Gentner Communications Corp.
               Phone: 1.801.974.3738, 1.800.945.7730
               Fax: 1.801.977.0087
               E-mail: randy.wichinski@gentner.com

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    Gentner Communications Acquires International Video Conferencing Company
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SALT LAKE CITY, October 4, 2001--Gentner Communications Corp. (NASDAQ: GTNR) has
acquired Ivron Systems (Dublin, Ireland), a worldwide developer and supplier of hardware and software platforms for video conferencing.

As a result of the acquisition, Gentner will immediately begin shipping the VuLink video conferencing product. In addition, the next product in Gentner's video conferencing family remains on schedule to begin shipping in early calendar 2002, and will be unveiled at the Telecon tradeshow (Anaheim, Calif.) October 23, 2001.

"Having established ourselves as the leader in high-end audio conferencing, this acquisition is yet another step in the repositioning of Gentner," said Frances Flood, president and chief executive officer of Gentner. "We are now positioned as the only company that develops both products and services, offering a comprehensive suite of conferencing solutions.

"The seasoned Ivron team of more than 20 highly skilled engineers brings to us a wealth of knowledge and experience in the video conferencing market, and we welcome them to the Gentner team," said Flood.

"Working with Gentner over the past year has confirmed the synergies and compatibility of our two teams. We are tremendously excited about this opportunity and look forward to contributing to Gentner's continued success," said Michael Peirce, Ivron's founder and chairman of the board. "Integral to this success are the provisions made to our employees, thus retaining the intellectual property of the company."

Under the terms of the agreement, Gentner will purchase all issued and outstanding shares of Ivron for an initial sum of approximately $6 million in cash. Ivron shareholders will also receive approximately 450,000 shares of Gentner stock in July 2002, contingent upon the completion of product development targets.

In line with Gentner's profit performance culture, an earn-out provision predicated upon Gentner's existing employee stock option plan was incorporated into this agreement. The plan is designed to maintain the focus on revenue and earnings growth that Gentner's shareholders have come to expect. Under the provision, Ivron can earn up to an additional $9 million in cash and/or stock in fiscal years 2003 and 2004, provided that Gentner achieves a tiered level of earnings per share that is incremental to the existing stock option vesting schedule. The range for fiscal 2003 is from $1.45-$1.69 per share on a fully diluted bases. Should Gentner achieve $1.70 per share or higher in fiscal 2003, then the fiscal 2004 payment of $9 million is accelerated. Detailed pro forma financial information will be provided with the filing of Form 8-K within the next several weeks.

In tandem with the acquisition, Peirce will be joining Gentner's board of directors. Peirce is also the chairman and chief executive officer of Mentec International (Dublin, Ireland), a privately-owned IT systems integrator, and chairman of the board for Parthus Technologies Inc. (Dublin, Ireland) Nasdaq:
PRTH/LSE: PRH) and AEP Ltd. (Bray, Ireland). He is also currently a member of the advisory board for the National Microelectronics Research Centre in Ireland, a member of the Technology Advisory Panel of the Irish Stock Exchange, and has been president of the Federation of Irish Electronic Industries. Peirce holds bachelor's, master's and doctorate degrees from Trinity College in Dublin.

Gentner will host a conference call to discuss the acquisition today at 11:15 a.m. ET, 9:15 a.m. MT. A live webcast of the call will be available at www.gentner.com. Telephone participants can dial 800.937.6563 (U.S.) or
801.983.4013 (international). The webcast will be available for replay beginning one hour after the conclusion of the call and will run through October 11, 2001. A telephone replay will also be available through October 11 at 800.839.0860 (U.S.) or 402.220.1490 (international) with PIN number 1058.

About Ivron Systems
Ivron Systems has been the visionary leader in bringing advanced information sharing to video meetings, resulting in faster and better business decision-making. To enhance video-based decision-making, Ivron develops hardware and software platforms that help organizations dynamically share Web-based and business documents over ISDN and LAN/IP networks. Ivron delivers these solutions through a worldwide network of OEM and channel partners.

About Gentner
Gentner Communications Corp. (www.gentner.com) develops, markets and distributes products and services to the professional communications, broadcast, business and consumer markets. Designed to help lower the cost of doing business by reducing the need for travel, Gentner's products and services include audio and video conferencing systems, and a full suite of teleconferencing services, including full-service conference calling, Instant Access(TM) Conference Calling, and web conferencing. Other offerings include sound reinforcement products, telephone interface products and assistive listening systems.

Forward-Looking Disclaimer
To the extent any statement presented herein deals with information that is not historical, including statements about targeted shipping dates of Gentner's new videoconferencing product and Gentner's success in the video conferencing market, such statement is necessarily forward-looking and made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. As such, it is subject to the occurrence of many events outside Gentner's control that could cause Gentner's results to differ materially from those anticipated. Please see the risk factors contained in Gentner's reports filed with the SEC, including its most recent annual report on Form 10-KSB and its most recent quarterly report on Form 10-Q.